Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	October 22, 2025
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 3rd QUARTER RESULTS

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended September 30, 2025, consolidated net income was $6,693,000, or $0.81 per diluted share (EPS), as compared to $5,588,000, or $0.67 EPS, for the prior quarter and $7,324,000, or $0.89 EPS, for the same period a year ago. Consolidated net income for the nine months ended September 30, 2025 was $17,578,000, or $2.12 EPS, compared to $18,940,000 or $2.30 EPS for the same period of 2024.

The increase in third quarter net income compared to the prior quarter was due to earning asset growth, an increase in the yield of the loan portfolio, and the corresponding increase to net interest income. The QTD and YTD decreases compared to the same periods of 2024 are primarily due to a reversal of allowance for credit losses of $1,620,000 recorded in the third quarter of 2024 that was related to loan recoveries, and an increase in general operating expenses.

Net interest income for the three months ended September 30, 2025 was $19,197,000, compared to $18,154,000 in the prior quarter, and $17,655,000 in the same period a year ago. The increase in net interest income over the prior periods is attributed to average earning asset growth, rising loan yields, and a slight decrease in average cost of funds. Net interest margin for the three months ended September 30, 2025 was 4.16% (1), compared to 4.11% (1) for the prior quarter and 4.04% (1) for the same period last year.

Non-interest income was $1,973,000 for the quarter ended September 30, 2025, compared to $1,703,000 for the prior quarter and $1,846,000 for the same period last year. The increases compared to prior periods was mainly due to a one-time gain from a life insurance policy redemption, combined with increased production from our investment advisory service and related fee income, and increased service charge income on deposit accounts.

Non-interest expense totaled $12,700,000 for the quarter ended September 30, 2025, compared to $12,688,000 in the prior quarter and $11,324,000 in the same quarter a year ago. Compared to the prior quarter, non-interest expense was essentially flat. The third quarter increase compared to the same period a year ago is primarily due to staffing expense and general operating costs related to servicing the growing loan and deposit portfolios. Our full-time equivalent employees grew by six during the third quarter in preparation of our 19th full-service branch which opened in Lodi on October 2, 2025. “Our team continues to execute on our growth strategy while maintaining excellent asset quality and customer relationships,” commented Chris Courtney, Chief Executive Officer. “The opening of our new Lodi branch demonstrates our focus on expanding our presence across the Central Valley.”

Total assets were $2.00 billion at September 30, 2025, an increase of $74.5 million and $95.0 million over June 30, 2025 and September 30, 2024, respectively. Gross loans were $1.11 billion at September 30, 2025, an increase of $3.0 million and $37.7 million over June 30, 2025 and September 30, 2024, respectively. The Company’s total deposits were $1.77 billion as of September 30, 2025, an increase of $63.6 million and $84.6 million from June 30, 2025 and September 30, 2024, respectively. Our liquidity position is very strong as evidenced by $247.2 million in cash and cash equivalents balances at September 30, 2025.

Non-performing assets (“NPA”) remained at zero as of September 30, 2025, as they were for all of 2025 and 2024. The allowance for credit losses (“ACL”) as a percentage of gross loans was 1.03% at September 30, 2025, compared to 1.03% at June 30, 2025 and 1.07% at September 30, 2024. The decrease in the ACL as a percentage of gross loans from last year is partially due to the growth in the loan portfolio. Management has performed a thorough analysis of credit risk as part of the Current Expected Credit Loss (CECL) model’s ACL computation, concluding that the credit loss reserves relative to gross loans remain at acceptable levels, and credit quality remains stable. The Company recorded a reversal of provision for credit losses of $60,000 during the third quarter which was related to a decrease in unfunded loan commitments.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 19 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, Roseville, Lodi two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

###

Oak Valley Bancorp
Financial Highlights (unaudited)

Selected Quarterly Operating Data:	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
($ in thousands, except per share)	2025	2025	2025	2024	2024

Net interest income	$19,197	$18,154	$17,807	$17,846	$17,655
(Reversal of) provision for credit losses	(60)	-	-	-	(1,620)
Non-interest income	1,973	1,703	1,613	1,430	1,846
Non-interest expense	12,700	12,688	12,624	11,548	11,324
Net income before income taxes	8,530	7,169	6,796	7,728	9,797
Provision for income taxes	1,837	1,581	1,499	1,720	2,473
Net income	$6,693	$5,588	$5,297	$6,008	$7,324

Earnings per common share - basic	$0.81	$0.68	$0.64	$0.73	$0.89
Earnings per common share - diluted	$0.81	$0.67	$0.64	$0.73	$0.89
Dividends paid per common share	$0.300	$-	$0.300	$-	$0.225
Return on average common equity	14.30%	12.21%	11.58%	12.86%	16.54%
Return on average assets	1.35%	1.18%	1.13%	1.25%	1.56%
Net interest margin (1)	4.16%	4.11%	4.09%	4.00%	4.04%
Efficiency ratio (2)	58.27%	61.95%	63.00%	58.09%	56.35%

Capital - Period End
Book value per common share	$23.63	$22.17	$21.89	$21.95	$22.18

Credit Quality - Period End
Nonperforming assets / total assets	0.00%	0.00%	0.00%	0.00%	0.00%
Credit loss reserve / gross loans	1.03%	1.03%	1.05%	1.04%	1.07%

Balance Sheet - Period End (in thousands)
Total assets	$1,995,416	$1,920,909	$1,924,365	$1,900,604	$1,900,455
Gross loans	1,112,829	1,109,856	1,090,953	1,106,535	1,075,138
Nonperforming assets	-	-	-	-	-
Allowance for credit losses	11,420	11,430	11,448	11,460	11,479
Deposits	1,774,882	1,711,241	1,713,592	1,695,690	1,690,301
Common equity	198,280	185,805	183,520	183,436	185,393

Balance Sheet - Average (in thousands)
Average assets	$1,961,374	$1,903,741	$1,903,585	$1,909,691	$1,863,983
Average earning assets	1,876,588	1,818,430	1,814,338	1,819,649	1,780,056
Average equity	185,638	183,612	185,592	185,345	175,693

Non-Financial Data
Full-time equivalent staff	237	231	225	223	222
Number of banking offices	18	18	18	18	18

Common Shares outstanding
Period end	8,390,621	8,382,062	8,382,062	8,357,211	8,358,711
Period average - basic	8,246,666	8,245,147	8,231,844	8,224,504	8,221,475
Period average - diluted	8,299,039	8,285,299	8,278,301	8,278,427	8,263,790

Market Ratios
Stock Price	$28.17	$27.24	$24.96	$29.25	$26.57
Price/Earnings	8.75	10.02	9.56	10.09	7.52
Price/Book	1.19	1.23	1.14	1.33	1.20

(1)

This is a non-GAAP measure that is computed on a fully tax equivalent basis using a federal tax rate of 21%. The resulting adjustment to net interest income is $501 thousand, $498 thousand, $497 thousand, $484 thousand and $473 thousand for the three-months ended September 30, 2025, June 30, 2025, March 31, 2025, December 31, 2024 and September 30, 2024, respectively.

(2)

This is a non-GAAP measure that is computed on a fully tax equivalent basis using a federal tax rate of 21%, and a federal/state combined tax rate of 29.56%. The resulting adjustment to pre-tax income is $626 thousand, $624 thousand, $618 thousand, $604 thousand, and $594 thousand for the three-months ended September 30, 2025, June 30, 2025, March 31, 2025, December 31, 2024 and September 30, 2024, respectively.

Profitability	NINE MONTHS ENDED SEPTEMBER 30,
($ in thousands, except per share)	2025	2024

Net interest income	$55,158	$52,188
(Reversal of) provision for credit losses	(60)	(1,620)
Non-interest income	5,289	5,125
Non-interest expense	38,012	34,469
Net income before income taxes	22,495	24,464
Provision for income taxes	4,917	5,524
Net income	$17,578	$18,940

Earnings per share - basic	$2.13	$2.30
Earnings per share - diluted	$2.12	$2.30
Dividends paid per share	$0.600	$0.450
Return on average equity	12.71%	14.90%
Return on average assets	1.22%	1.38%
Net interest margin (3)	4.12%	4.08%
Efficiency ratio (4)	61.00%	58.24%

Capital - Period End
Book value per share	$23.63	$22.18

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%
Credit loss reserve/ gross loans	1.03%	1.07%

Balance Sheet - Period End (in thousands)
Total assets	$1,995,416	$1,900,455
Gross loans	1,112,829	1,075,138
Nonperforming assets	-	-
Allowance for credit losses	11,420	11,479
Deposits	1,774,882	1,690,301
Stockholders' equity	198,280	185,393

Balance Sheet - Average (in thousands)
Average assets	$1,923,112	$1,834,386
Average earning assets	1,836,679	1,754,046
Average equity	184,947	169,302

Non-Financial Data
Full-time equivalent staff	237	222
Number of banking offices	18	18

Common Shares outstanding
Period end	8,390,621	8,358,711
Period average - basic	8,241,273	8,216,947
Period average - diluted	8,287,622	8,252,286

Market Ratios
Stock Price	$28.17	$26.57
Price/Earnings	9.88	8.65
Price/Book	1.19	1.20

(3)

This is a non-GAAP measure that is computed on a fully tax equivalent basis using a federal tax rate of 21%. The resulting adjustment to net interest income is $1.496 million and $1.552 million for the nine-months ended September 30, 2025 and 2024, respectively.

(4)

This is a non-GAAP measure that is computed on a fully tax equivalent basis using a federal tax rate of 21%, and a federal/state combined tax rate of 29.56%. The resulting adjustment to pre-tax income is $1.868 million and $1.873 million for the nine-months ended September 30, 2025 and 2024, respectively.